UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

German American Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1547518 (I.R.S. Employer Identification Number)

711 Main Street, Box 810, Jasper, Indiana 47546 (812) 482-1314 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark A. Schroeder
German American Bancorp, Inc.
711 Main Street, Box 810, Jasper, Indiana  47546
(812) 482-1314      Facsimile:  (812) 482-0745
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with copy to: Mark B. Barnes Ice Miller LLP, One American Square, Suite 3100, Indianapolis, Indiana 46282-0200 (317) 236-2100 Facsimile: (317) 236-2109 (Counsel for registrant)

Approximate date of commencement of proposed sale to the public:  From time to time after this registration becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a:

Large accelerated filer ☐            Accelerated filer ☒           Non-accelerated filer ☐         Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Shares, no par value(1)	1,000,000 shares	$11.00	$11,000,000	$433

(1)
Includes the preferred share purchase rights that are attached to and trade with the common shares, any value of which rights is reflected in the value of the common shares.  Also includes additional securities that may issued with respect to the common shares registered hereby  resulting from stock splits, stock dividends, or similar transactions pursuant to Rule 416.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Section 457(c) of the Securities Act, as amended. The proposed maximum offering price is based on $11.00 per share, the average of the high and low sales prices per share of Registrant's common stock as reported on NASDAQ on February 10, 2009.

PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1,000,000 Common Shares, no par value

The Dividend Reinvestment and Stock Purchase Plan of German American Bancorp, Inc. ("GABC") provides our shareholders with an attractive and convenient way to reinvest cash dividends in shares of our common stock and to buy additional shares of our common stock through voluntary cash purchases.  The Dividend Reinvestment and Stock Purchase Plan (the "Plan") allows you to:

•	reinvest all or part of your cash dividends in shares of our common stock
•	invest voluntary cash payments in shares of our common stock
•	deposit shares of our stock in the Plan for safekeeping
•	sell the shares you hold in the Plan.

The Plan is a continuation (in amended and restated form) of our Dividend Reinvestment and Direct Share Purchase Plan that was described by our prospectus dated June 15, 2000.  This prospectus (the "Prospectus") relates to common shares purchased under the Plan after the date hereof.  The price for such shares will be determined pursuant to the terms of the Plan as described herein.  GABC common shares are listed on NASDAQ under the symbol "GABC."  On February 10, 2009, the NASDAQ Official Closing Price of our common stock was $10.99 per share.

These securities are not savings or deposit accounts or other obligations of any bank, and they are not insured by the Federal Deposit Insurance Corporation or any other insurer or governmental agency.  Investing in our common stock involves risks. SEE "RISK FACTORS" ON PAGE 1 HEREOF.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February 12, 2009.  This Prospectus supersedes each previous Plan Prospectus.  It is suggested that this Prospectus be retained for future reference.

TABLE OF CONTENTS

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this Prospectus and the documents incorporated by reference herein, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption "Risk Factors" included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, and updates in Part II, Item 1A of our Form 10-Q filings, which are incorporated by reference in this Prospectus. If any of the risks and uncertainties described in this Prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement ("Registration Statement") that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, GABC may from time to time sell the shares of GABC common stock described in this Prospectus pursuant to the Dividend Reinvestment and Stock Purchase Plan, as described herein.

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The information in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of our common stock. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained or incorporated by reference in this Prospectus or any accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Registration Statement with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, registering the offer and sale of GABC common stock pursuant to our Dividend Reinvestment and Stock Purchase Plan. This Prospectus constitutes part of the Registration Statement. The Registration Statement, including the exhibits and schedules attached to the Registration Statement and the information incorporated by reference contains additional relevant information about us and the securities not included in this Prospectus. The rules and regulations of the SEC allow us to omit from this Prospectus certain information included in the Registration Statement. In addition, GABC files annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy this information and the Registration Statement at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that web site is www.sec.gov.

INCORPORATED DOCUMENTS

The SEC allows us to incorporate by reference information into this prospectus.  This means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is an important part of this prospectus, except for any information superseded by information in this prospectus.

This prospectus incorporates by reference the documents set forth below that we have filed (excluding portions of any Form 8-K reports that specify that they have not been "filed" but rather have been "furnished") previously with the SEC (under our SEC File No. 001-15877, unless otherwise indicated):

•           our Annual Report on Form 10-K for the year ended December 31, 2007;

•           our proxy statement in connection with our April 24, 2008 annual meeting of shareholders filed with the SEC on March 20, 2008;

•           our Current Report on Form 8-K filed with the SEC on February 1, 2008;

•           our Current Report on Form 8-K filed with the SEC on February 28, 2008;

•           our Current Report on Form 8-K filed with the SEC on March 21, 2008;

•           our Current Report on Form 8-K filed with the SEC on April 28, 2008;

•           our Current Report on Form 8-K filed with the SEC on July 28, 2008;

•           our Current Report on Form 8-K filed with the SEC on July 29, 2008;

•           our Current Report on Form 8-K filed with the SEC on October 6, 2008;

•           our Current Report on Form 8-K filed with the SEC on October 29, 2008;

•           our Current Report on Form 8-K filed with the SEC on November 14, 2008;

•           our Current Report on Form 8-K filed with the SEC on February 2, 2009;

•           our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•           our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;

•           our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008;

•           the description of our common stock and preferred stock included under the heading "Description of German American Capital Stock" in the Prospectus/Proxy Statement contained in our Registration Statement on Form S-4 (File No. 333-16331) filed November 11, 1996, as amended; and

•           the description of our preferred share purchase rights (which are attached to our common stock and trade with them) and related Series A preferred shares included under the heading "Description of our Equity Securities" in the Prospectus/Proxy Statement contained in our Registration Statement on Form S-4 (File No. 333-126704) filed July 19, 2005, as amended.

We also incorporate by reference all documents that we file (but excluding portions of any reports that specify that they have not been "filed" but rather have been "furnished") under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold.  The most recent information that we file with the SEC automatically updates and supersedes older information.  The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

If we have delivered this Prospectus to you, you may request a copy of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

German American Bancorp, Inc.
Attention:  Shareholder Relations
711 Main Street, Box 810
Jasper, Indiana  47456
(812) 482-1314

You can obtain any of the documents incorporated by reference in this Prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in the document. You can obtain documents incorporated by reference by requesting them from us, either orally or in writing. Requests for such documents should be directed to: Computershare Investor Services, LLC, P.O. Box 43078, Providence, Rhode Island 02940-3078, or via Computershare’s secure, online contact form available through Computershare Investor Centre at www.computershare.com/investor under Contact Us, or by calling 1-800-884-4225.  You can also obtain these documents on or through our website at http://www.germanamericanbancorp.com and from the sources referenced above under "Where You Can Find More Information."

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Prospectus, in accompanying prospectus supplements, if any, and in the SEC filings incorporated by reference into this Prospectus regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting GABC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project" and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the risks and uncertainties described in our most recent Form 10-K, Form 10-Qs and our other SEC filings incorporated by reference into this Prospectus (including, without limitation, under the heading "Cautionary Statement Regarding Forward-Looking Information" in such filings and in our Risk Factors sections in our Form 10-K and Form 10-Qs). Our forward-looking statements may also be subject to other risks and uncertainties, including those discussed elsewhere in this Prospectus and in our other filings with the SEC.

GERMAN AMERICAN BANCORP, INC.

IN THIS PROSPECTUS, REFERENCES TO GABC, "WE" AND "US" REFER TO THE GERMAN AMERICAN BANCORP, INC. AND, WHERE APPLICABLE, ITS SUBSIDIARIES ON A CONSOLIDATED BASIS.

GABC is a financial services holding company based in Jasper, Indiana, which was incorporated under Indiana law in 1982.  GABC's Common Stock is traded on NASDAQ’s Global Select Market under the symbol GABC.  The principal subsidiary of GABC is its banking subsidiary, German American Bancorp, which operates through six community banking affiliates with 28 retail banking offices in the ten contiguous Southern Indiana counties of Daviess, Dubois, Gibson, Knox, Lawrence, Martin, Monroe, Perry, Pike, and Spencer.  German American Bancorp also owns a trust, brokerage, and financial planning subsidiary, which operates from the banking offices of the bank subsidiary and a full line property and casualty insurance agency with seven insurance agency offices throughout its market area.

As of December 31, 2008, on an unaudited basis, GABC had total consolidated assets of approximately $1.2 billion, total consolidated deposits of approximately $942 million, and total consolidated shareholders’ equity of approximately $105 million.

GABC’s principal executive offices are located at 711 Main Street, Box 810, Jasper, Indiana 47546, and its telephone number is (812) 482-1314.

RECENT DEVELOPMENTS

The Emergency Economic Stabilization Act of 2008 (the "EESA") authorizes the United States Department of the Treasury (the "Department of the Treasury") to use appropriated funds to restore liquidity and stability to the U.S. financial system.  On January 27, 2009, GABC announced that it has received preliminary approval to participate in the Department of the Treasury's Capital Purchase Program (CPP), part of the government's effort to restore confidence in the nation's financial system by providing capital to healthy financial institutions.  Under the program, and subject to satisfaction of standard closing conditions, the Treasury Department  has offered to invest up to approximately $25 million in newly issued preferred equity stock of GABC.  As part of its investment, the Treasury Department also would receive warrants to purchase common stock of the Company having an aggregate market price of 15% of the investment amount.  GABC has not yet decided whether to accept the Department of the Treasury's offer and its Board of Directors is carefully evaluating CPP participation in relation to other alternatives available to the Company to raise additional regulatory capital.  GABC expects to make a decision about CPP participation by late February 2009.

THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following, in a question and answer format, are the provisions of GABC’s Dividend Reinvestment and Stock Purchase Plan (the "Plan").  Those holders of our common stock who do not participate in the Plan will continue to receive cash dividends, if and when declared.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide record holders of GABC’s common shares, no par value (which common shares, together with the accompanying preferred share purchase rights, are referred to in this prospectus as our "Common Stock"), who participate in the Plan ("Participants") with an attractive and convenient way to reinvest cash dividends in shares of Common Stock and to buy additional shares of Common Stock through voluntary cash purchases. Each Participant should recognize that neither GABC nor the Plan Administrator (as defined in Question 3) can provide any assurance that shares purchased under the Plan will, at any particular time, be worth as much or more than their purchase price.

Benefits

2.	What are the principal benefits of the Plan?

•	Conveniently acquire additional shares of Common Stock by reinvesting cash dividends and voluntary cash purchases (See Question 13)

•	Invest the full available amount of all cash dividends as the Plan provides for fractional interests in the shares held in the Plan (See Question 10)

•	Deposit shares of our stock in the Plan for safekeeping (See Question 18)

•	Receive a statement of account detailing your transactions and accumulated share balance promptly following each transaction (See Question 17)

•	Sell shares directly through the Plan with transaction costs less than a typical full-service or discount broker (See Question 21)

Administration

3.	Who administers the Plan for Participants?

Computershare Trust Company, N.A. ("Plan Administrator") administers the Plan as the agent for Participants, and in such capacity sends statements of account to Participants and performs other duties relating to the Plan (See Question 25). You may contact the Plan Administrator using the following options:

Telephone inquiries: 1-800-884-4225

Online inquiries: via the secure, online contact form available through Computershare Investor Centre at www.computershare.com/investor under Contact Us (please include your account number)

Written correspondence (please include your account number):

Computershare Investor Services
Dividend Reinvestment Department
P.O. Box 43078
Providence, RI 02940-3078

Participation

4.	Who is eligible to participate?

Record holders of GABC’s Common Stock may participate in the Plan with respect to all or any portion of their common shares. If your shares are held in someone else’s name, such as a broker or nominee, you may participate by having the record holder (i.e., the nominee) execute an Enrollment Form as described in Question 5. To facilitate participation in the Plan by all beneficial owners of Common Stock, the Plan Administrator may accept dividend reinvestment instructions up to the record date established for payment of a particular dividend.

All of the other Plan provisions apply to participation in the Plan by nominees. Without limiting the generality of this statement, voluntary cash purchases with respect to all shares of any record owner may not exceed $20,000 per month (See Question 15). To avoid such limitation with respect to a nominee, you may elect to have your shares transferred into your own name. In addition, voluntary cash purchases by a nominee must be received by the Plan Administrator within the period described in Question 15 in order to be invested on a particular Investment Date (as defined in Question 8).

5.	How does an eligible shareholder enroll in the Plan?

An eligible shareholder may join the Plan at any time by completing and signing an Enrollment Form and returning it to the Plan Administrator. Enrollment Forms may be obtained from the Plan Administrator via any of the methods listed in Question 3. In addition, Participants may enroll online through Computershare Investor Centre accessible at www.computershare.com/investor.

Enrollment Forms for new Participants must be received prior to a dividend record date for eligible shareholders to reinvest that dividend.

6.	What dividend participation options are available under the Plan?

Record holders of Common Stock may elect the reinvestment of cash dividends as follows:

A. Full Dividend Reinvestment.  You may elect to reinvest all of your cash dividends by designating your election on your enrollment form.  Dividends paid on all shares registered in your name in share certificate form and/or credited to your account will be reinvested under the Plan in additional common shares.  Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends.

B. Partial Dividend Reinvestment.  You may elect to receive part of your dividends in cash by designating your election on your enrollment form.  If you elect partial dividend reinvestment, you must specify the number of whole shares for which you want to receive cash dividends.  Dividends paid on all other shares registered in your name in share certificate form and/or credited to your account will be reinvested under the Plan in additional common shares.

C. No Dividend Reinvestment.  You may elect to receive all of your dividends in cash by designating your election on your enrollment form.  Dividends paid on all shares registered in your name in certificate form and/or credited to your account will be paid in cash.  Dividends paid in cash will be sent to you by check in the manner in which such dividends are sent to shareholders of the Company.

7.	How do you change your dividend reinvestment option under the Plan?

As a participant, you may change your dividend reinvestment option at any time. If you wish to change the number of shares of Common Stock subject to dividend reinvestment under the Plan, you may do so online through Computershare Investor Centre accessible at www.computershare.com/investor or notify the Plan Administrator by telephone or in writing as described in Question 3.  Any such notification received after a dividend record date will not be effective for such record date, so cash dividends will be reinvested and the shares credited to your account according to prior instructions.

Purchases

8.	When will shares of Common Stock be purchased under the Plan?

Cash dividends will be used to purchase Common Stock on the date cash dividends are paid to shareholders of record.  If the dividend payment date is not a business day, then dividends will be used to purchase Common Stock on the next business day.  Voluntary cash purchases will be invested on the fifteenth (15th) day of each month or the next business day if the fifteenth day is not a business day.  Each date on which dividends are reinvested and/or cash purchases are invested is referred to as an "Investment Date."

9.	At what price will shares of Common Stock be purchased under the Plan?

The Plan Administrator will purchase shares on the open market if available.  The price charged to you for any shares purchased by the Plan Administrator in open market transactions will be the market price paid by the Plan Administrator.

If the Plan Administrator for reasons of unavailability or otherwise does not purchase shares on the open market, GABC may sell shares (either authorized and unissued shares or treasury shares) of Common Stock to the Plan for Plan accounts.  The price charged to you for shares purchased directly from GABC with reinvested cash dividends or voluntary cash payments will be the average of the NASDAQ Official Closing Price, as reported by NASDAQ, for the two trading days immediately preceding an Investment Date.

10.	How many shares of Common Stock will be purchased?

The number of shares that will be purchased for you will depend on the amount of cash dividends to be reinvested and voluntary cash purchases (if any) in your Plan account and the applicable purchase price of the Common Stock (See Question 9).  Your account will be credited with that number of shares, including any fractional interest computed to six decimal places, equal to the total amount to be invested less any applicable fees, divided by the applicable purchase price as described in Question 9.

11.	Will cash dividends on shares held in a Participant’s account be used to purchase additional shares under the Plan?

Cash dividends on the number of shares you specify upon enrollment will be reinvested in accordance with the Plan whether you hold physical certificates for those shares or such shares are held in book entry in your Plan account. If you have specified full dividend reinvestment for all of your common shares, all cash dividends on shares held in your Plan account as well as on common shares for which you hold certificates will be automatically reinvested in additional shares of Common Stock until you notify the Plan Administrator otherwise (See Question 7).

12.	Are there any expenses to Participants in connection with cash dividends used for purchases under the Plan?

No. You do not incur any transaction fees or other charges for using cash dividends to make purchases under the Plan. However, certain other services offered through the Plan may involve fees (See Questions 16 and 21).

Voluntary Cash Purchases

13.	Who is eligible to make voluntary cash purchases?

All record holders of Common Stock who enroll in the Plan may elect to make voluntary cash purchases.

14.	How does the voluntary cash purchase option work?

Participants may purchase additional shares of Common Stock by forwarding a check to the Plan Administrator with the optional cash purchase form attached to each statement of your Plan account. Checks should be made payable to "Computershare," include your account number and be payable in U.S. dollars.  If you are not in the U.S., contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds.  Due to the longer clearance period, the Plan Administrator is unable to accept checks clearing through non-U.S. banks.  All checks should be sent to the Plan Administrator, at the address provided in Question 3.  The Plan Administrator will not accept cash, money orders, traveler's checks or third party checks.

You may also make voluntary cash purchases through Computershare Investor Centre accessible at www.computershare.com/investor by authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. The online confirmation will contain the account debit date and investment date.

Additionally, you may make automatic investments of a specified amount (up to $20,000 per calendar month) through an Automated Clearing House (ACH) withdrawal from a predesignated account at a U.S. bank or financial institution. To initiate automatic deductions, you may enroll through Computershare Investor Centre accessible at www.computershare.com/investor or complete and sign a Direct Debit Authorization Form and return it to the Plan Administrator together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. A Direct Debit Authorization Form may be obtained by calling the Plan Administrator. Forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated. Once automatic deductions are initiated, funds will be drawn from your account on the 12th of each month, or the next business day if the 12th is not a business day. Automatic deductions will continue at the level you set until you change your instructions by notifying the Plan Administrator.

Any voluntary cash purchase received by the Plan Administrator will be applied to the purchase of shares of Common Stock on the applicable Investment Date as described in Questions 8 and 15, depending on when the payment is received, at a price determined in accordance with the provisions of the Plan (See Questions 8 through 10). No interest will be paid on uninvested voluntary cash purchases. You may obtain the return of any voluntary cash payment if such request is received in writing by the Plan Administrator on or before the second business day prior to the Investment Date on which it is to be invested.

In the event that any Participant’s check for a cash purchase is returned unpaid for any reason, or an electronic funds transfer is not effected, the Plan Administrator will consider the request for investment of such funds null and void. If any shares were purchased for the Participant’s Plan account upon the prior credit of such funds, the Plan Administrator shall immediately remove those shares from such Participant’s Plan account. The Plan Administrator shall thereupon be entitled to sell the shares to satisfy any uncollected amount plus any applicable fees. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the Participant’s Plan account as may be necessary to satisfy the uncollected balance.

15.	Are there limitations on voluntary cash purchases?

Voluntary cash payments to be applied to the purchase of shares on any given Investment Date must be received by the Plan Administrator no later than two business days prior to such Investment Date. Voluntary cash payments received after such time will be held without interest for investment on the succeeding Investment Date for voluntary cash purchases. Voluntary cash purchases may not be less than $100 per purchase and such purchases on behalf of any Participant may not aggregate more than $20,000 per calendar month.  GABC reserves the right in its sole discretion to determine whether voluntary cash purchases are made on behalf of a particular Participant.

16.	Are there any expenses to Participants in connection with voluntary cash purchases under the Plan?

All costs for the purchase of shares and administration of the plan will be paid by GABC with the exception of:

•           Costs associated with automatic investments which may be assessed by your financial institution (as described in question 14 above;

•           Any costs resulting from you having insufficient funds to effect payment for initial and/or optional investments, as described in question 14 above;

•           Those costs associated with your direction to the Plan Administrator to sell all or a portion of your shares as described under in question 21 below; and

•           Those costs related to a sale of a fractional share, as described in question 20 below.

Reports to Participants

17.	What kind of reports will be sent to Participants in the Plan?

A Dividend Reinvestment Plan statement will be mailed to each Participant as soon as practicable after each investment. These statements will provide a record of cost information and should be retained for tax purposes. Each Participant will also receive information for year-end income tax reporting purposes. If you have deposited other GABC shares with the Plan Administrator as discussed in Question 18, you will receive information with respect to such shares in your regular Dividend Reinvestment Plan statement.

Contribute Shares

18.	Can you contribute shares you already own to your Plan account?

Yes, you may deposit additional shares. If you hold paper stock certificates, forward the certificates to the Plan Administrator with the form located on the back of your Dividend Reinvestment Plan statement. We recommend that, when sending share certificates to the Plan Administrator, you do not sign the certificates and you send the certificates by courier service, certified mail or other traceable delivery service. It is also recommended that you insure your package at 3% of the face value of your certificates (minimum $70). This represents an approximation of the cost of an indemnity bond to replace your certificates should they be lost or stolen. (To calculate the face value, multiply the number of shares represented by the certificate by the previous day’s closing price, then multiply by .03.)

You may contribute book-entry direct registration shares by writing to or calling the Plan Administrator to move your book-entry direct registration shares into your Plan account.

Withdrawal of Shares and Termination of Participation in the Plan

19.	How can you withdraw shares and terminate participation in the Plan?

At any time you may withdraw a portion of the whole shares of Common Stock credited to your account, or terminate your participation in the Plan by withdrawing all of your Plan shares. Complete and return the form on the back of your Dividend Reinvestment Plan statement or provide detailed instructions by telephone or in writing to the Plan Administrator as described in Question 3. Whole shares of Common Stock so withdrawn will be issued to you electronically as direct registration shares without charge, unless you have requested sale of the shares by the Plan Administrator as described in Question 21.

You should note that for any requests to withdraw shares received near a record date for an account whose dividends are to be reinvested, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the Plan Administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is complete.

If you withdraw all of your whole Plan shares and any fractional interest, your participation in the Plan will be terminated and any future dividends will be paid by check or direct deposit to your bank account. For a partial withdrawal of Plan shares, your dividend reinvestment option will remain the same.

GABC reserves the right to terminate the participation of any participant in the Plan for any reason and at any time.

20.	What happens to any fractional interest when you terminate participation in the Plan?

Any fractional interest withdrawn will be sold by the Plan Administrator at the then current market value of the Common Stock and a check will be issued for the proceeds, less applicable fees. Current fees which are subject to change are a service charge of $15 and processing fees of $0.12 per share sold. Direct registration shares will not be issued for a fractional interest. At its discretion, GABC may close any Plan account that contains less than one share of Common Stock, liquidate the fractional interest and issue a check for the proceeds, less applicable fees.

Sale or Transfer of Shares

21.	How do you sell shares held in the Plan?

If you wish to sell all or a portion of the book-entry shares in your Plan account, you have two options: (i) you can sell the shares directly through the Plan; or (ii) you can request the withdrawal of those shares in accordance with the procedures outlined in Question 19 and arrange to sell the shares through your broker. To sell shares held in certificate form, you must first deposit the certificates in accordance with the procedures in Question 18, and then request a sale.

When selling shares directly through the Plan, you have two choices when requesting a sale:

Market Order.  A market order is a request to sell shares promptly at the current market price. Market order sales are available online through Computershare Investor Centre accessible at www.computershare.com/investor.  Market order sales are also available by calling the Plan Administrator at 1-800-884-4225 and placing the sale order through the telephone IVR (interactive voice response) or speaking to a service representative. Market order sale requests received through Computershare Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Plan Administrator’s broker less applicable fees. Current fees which are subject to change are a service charge of $25 and processing fees of $0.12 per share sold. There is an additional charge for a registered sales representative to handle the request in person by phone.

Batch Order.  A batch order is an accumulation of multiple sale requests for a security submitted together as a collective request. You can sell shares by batch order through the Plan by completing and returning the form located on the back of your Dividend Reinvestment Plan statement. Batch order sales are also available online through Computershare Investor Centre accessible from at www.computershare.com/investor or by calling the Plan Administrator at 1-800-884-4225 during normal business hours. All sales requests received in writing will be submitted as batch order sales. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. For a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for the aggregate order placed by the Plan Administrator and executed by the broker, less applicable fees. Current fees which are subject to change are a service charge of $15 and processing fees of $0.12 per share sold. There is an additional charge for a registered sales representative to handle the request in person by phone.

All per share fees include any brokerage commissions the Plan Administrator is required to pay. Proceeds from each sale of shares through the Plan will be remitted to you less applicable fees and any applicable taxes. Proceeds are normally distributed one business day after a participant’s sale transaction has settled. You should note that the Plan Administrator cannot stop or cancel any outstanding sale or request for the issuance of shares. All requests are final. In addition, the Plan Administrator may, for various reasons, require a transaction request to be submitted in writing.

Included with the proceeds, you will receive an advice from the Plan Administrator showing the date of sale, number of shares sold and sale price. As with other plan records received, you should retain these sale documents for your tax records. Additional information regarding the sale of shares through the Plan may be obtained from the Plan Administrator.

Participants who are directors, officers or their immediate family members may also be subject to certain restrictions on the timing of sales of Common Stock under GABC's insider trading rules.  (See Question 28). In addition, all sales of shares must be made in compliance with applicable state and federal securities laws. The foregoing summary does not purport to describe those laws, and you should consult with you own legal advisers regarding the applicability of such laws to any sale of your shares.

Summary of Certain Federal Income Tax Consequences

22.	What are the federal income tax consequences of participation in the Plan?

The Internal Revenue Service has ruled that shareholders participating in dividend reinvestment plans similar to the Plan are treated for federal income tax purposes as having received a taxable stock distribution equal to the fair market value of the amount of stock purchased with reinvested dividends (calculated under the Plan as the dollar amount of the reinvested dividends). To the extent distributions made by GABC to its shareholders are treated as made from GABC’s earnings and profits, the distributions will be dividends taxable as ordinary income except to the extent that we designate any portion of such dividend as a "capital gain" dividend or as "qualified dividend income" pursuant to federal income tax rules. Qualified dividend income is taxable at the long-term capital gain rates for individuals. Based on GABC’s historical practice of making dividend distributions from earnings and profits, participating shareholders can expect that the full amount of any distribution under the Plan will be a dividend taxable as ordinary income if paid after December 31, 2010 and as qualified dividend income if paid before January 1, 2011. Accordingly, Participants who purchase shares under the Plan through dividend reinvestment generally will recognize income in an amount equal to the fair market value of a share of Common Stock on the Investment Date multiplied by the number of shares purchased (including any fractional share), plus any brokerage commissions paid by GABC. The tax basis for shares purchased under these circumstances will be equal to the fair market value of the shares on the Investment Date (calculated under the Plan as the purchase price for such shares), plus any brokerage commissions paid by GABC and attributable to the acquisition of the shares. The holding period for such shares will commence on the day after the Investment Date.

The Internal Revenue Service also has ruled that purchases of stock with voluntary cash payments under a dividend reinvestment plan that contained provisions substantially similar to those for voluntary cash purchases under the Plan did not result in income to participants making such purchases. Accordingly, Participants who purchase Common Stock under the Plan with voluntary cash payments should not recognize income in connection with such purchases. The tax basis of shares purchased under these circumstances will be equal to the purchase price increased by fees paid directly by the shareholder (or, to the extent included in gross income, fees paid on the shareholder's behalf by GABC) to acquire the shares. The holding period for such shares will commence on the day after the Investment Date.

In the case of any shareholder for whom federal income tax withholding on dividends is required and in the case of a foreign shareholder whose income is subject to federal income tax withholding, GABC will reinvest dividends net of the amount of tax required to be withheld.

Dividends reinvested under the Plan by corporate shareholders may be eligible for the 70% dividends-received deduction.

A Participant whose fractional interest in a share of Common Stock is liquidated for cash under the Plan generally will recognize capital gain or loss in an amount equal to the difference between the cash payment and the Participant’s tax basis in the fractional interest. Whether any such gain or loss will be taxed as long-term or short-term capital gain or loss will depend upon the Participant’s holding period.

The foregoing summary of certain federal income tax consequences is general and does not purport to cover every situation. Moreover, it does not include a discussion of state and local income tax consequences of participation in the Plan. You should consult with your own tax advisers regarding the federal, state and local tax consequences in your particular circumstances.

Other Information

23.	What happens if GABC issues a stock dividend, declares a stock split or has a rights offering with respect to Common Stock?

Any shares resulting from a stock dividend or stock split with respect to Common Stock (whole shares and any fractional interest) in your Plan account will be credited to your account. The basis for any rights offering will include the shares of Common Stock and any fractional interest credited to your Plan account. The number and class of shares subject to the Plan will be adjusted to reflect such events as stock dividends, stock splits, recapitalizations and like changes.

24.	How will the shares of Common Stock credited to your Plan account be voted at a shareholders meeting?

If on the record date for a shareholders meeting there are shares of Common Stock credited to your account under the Plan, you will be sent proxy materials for that meeting. You will be entitled to vote all shares of Common Stock (including fractional interests) credited to your Plan account. You may vote by proxy or in person at any such meeting.

25.	What are the responsibilities and duties of the Plan Administrator?

The Plan Administrator receives the Participants’ dividend payments and voluntary cash payments, invests such amounts in additional shares of Common Stock, maintains continuing records of each Participant’s account, and advises Participants as to all transactions in and the status of their accounts. The Plan Administrator acts in the capacity of agent for the Participants.

All notices from the Plan Administrator will be addressed to you at your last address of record with the Plan Administrator. The mailing of a notice to your last address of record will satisfy the Plan Administrator’s duty of giving notice to you. Therefore, you must promptly notify the Plan Administrator of any change of address. You may elect to receive your Plan statement and other information via electronic delivery by signing up for electronic shareholder communications eDelivery through Computershare Investor Centre at www.computershare.com/investor.

Statements are available through Computershare Investor Centre at www.computershare.com/investor at no charge. The Plan Administrator charges a fee for providing copies of previous years’ statements.  The current fee which is subject to change is $10.00 with a maximum cost of $50.00.

In administering the Plan, the Plan Administrator will not be liable for any act or omission to act done in good faith, including, without limitation, any claim for liability arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of written notice of such death, or with respect to the prices or times at which shares are purchased or sold for you.  The Plan Administrator shall have no duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

All transactions in connection with the Plan shall be governed by the laws of the State of Indiana.

26.	May the Plan be modified or discontinued?

GABC reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. GABC will endeavor to notify Participants of any such suspension, termination or modification, but the absence of notification will not affect the effectiveness of the suspension, termination or modification.  In addition, GABC may adopt rules and procedures for the administration of the Plan, interpret the provisions of the Plan and make any necessary determinations relating thereto.  Any such rules, procedures, interpretations and determinations will be final and binding.

27.	May a Participant pledge shares held in the Participant’s account under the Plan?

No. If you wish to pledge shares in your Plan account, you must first withdraw the shares from the Plan in accordance with the procedures outlined in Question 19.

28.	Are there any special restrictions on the sale or transfer of shares of Common Stock purchased under the Plan?

Participants who are directors or officers of GABC or their immediate family members may be subject to GABC's insider trading rules, which, among other things, may impose certain restrictions on the timing of sales of Common Stock.  Participants who are directors or officers or members of their immediate families are strongly urged to review the applicable provisions of the GABC's insider trading policies and procedures for complete details.

Participants who are considered "affiliates" of GABC, which may include GABC directors and executive officers, may only sell their shares of Common Stock acquired under the Plan in compliance with the resale provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act.  Furthermore, Participants may not sell shares of Common Stock if they are aware of material nonpublic information concerning GABC or its securities.

29.	Does participation in the Plan entail any risks?

Yes. Participation in the Plan involves the purchase of shares of Common Stock. In purchasing stock, Participants take a certain risk with their money. Stock prices may fall or rise depending on financial and other developments at GABC, as well as circumstances in the broad stock market. General economic conditions and political events can also influence stock prices. GABC cannot provide any assurance that shares purchased under the Plan will, at any particular time, be worth as much or more than their purchase price. In other words, there is a risk that if a Participant sells the shares of Common Stock, he or she will receive less than what was paid for the shares.

USE OF PROCEEDS

GABC will not receive any proceeds from the purchase by Participants through the Plan of shares in the open market.  If we do, however, sell shares to the Plan, then we intend to use the proceeds we receive for general corporate purposes.

LEGAL MATTERS

A legal opinion to the effect that the shares of Common Stock offered hereby, upon their issuance or sale in accordance with the terms of the Plan, shall be validly issued, fully paid and nonassessable, will be rendered for us by Ice Miller LLP, Indianapolis, Indiana.

The SEC has taken the position that the indemnification by a company of its directors, officers and controlling persons against liabilities under the Securities Act of 1933, as amended,  is against public policy.  In accordance with SEC requirements, GABC will not make any indemnification payment described above unless a court of competent jurisdiction has determined that the indemnification is not against public policy.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, which are incorporated by reference in this prospectus, have been audited by Crowe Horwath LLP (formerly known as Crowe Chizek and Company LLC), an independent registered public accounting firm, as set forth in their report incorporated by reference herein.  Such consolidated financial statements are incorporated in this prospectus by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DIVIDEND REINVESTMENT AND

STOCK PURCHASE PLAN

1,000,000 Common Shares

(no par value)

PROSPECTUS

February 12, 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred by Registrant in connection with the issuance and distribution of the securities being registered.  These expenses are subject to increase as a result of developments during the period of the offer and sale of the securities being registered hereunder and other factors.  All of the data set forth in the table (except the SEC filing fee) are estimates based upon information known to Registrant at time of filing of the Registration Statement:

SEC filing fee	$433
Printing and mailing expenses	$10,000
Legal fees and expenses	$10,000
Accounting fees and expenses	$3,900
Miscellaneous	$667

Total	$25,000

Item 15.  Indemnification of Directors and Officers

Under the Indiana Business Corporation Law, Registrant may indemnify directors and officers against liabilities asserted against or incurred by them while serving as such or while serving at its request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise if (i) the individual's conduct was in good faith, (ii) the individual believed: (A) in the case of conduct in the individual's official capacity, that the individual's conduct was in the corporation's best interests and (B) in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful. Because its articles of incorporation do not provide otherwise, Registrant is required under the Indiana Business Corporation Law to indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding in which the director or officer was a party because the director or officer was serving the corporation in such capacity against reasonable expenses incurred in connection with the proceeding.  The articles of incorporation of Registrant require the indemnification of its directors and officers to the greatest extent permitted by the Indiana Business Corporation Law.

The Indiana Business Corporation Law also permits Registrant to purchase and maintain on behalf of its directors and officers insurance against liabilities asserted against or incurred by an individual in such capacity, whether or not Registrant otherwise has the power to indemnify the individual against the same liability under the Indiana Business Corporation Law. Under a directors' and officers' liability insurance policy, directors and officers of Registrant are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

Item 16.  Exhibits.

A list of exhibits included as part of this registration statement is set forth on the index of exhibits on page II-4 and is incorporated herein by reference.

Item 17.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) (a) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Indiana, in the City of Jasper, on the 10th day of February, 2009.

GERMAN AMERICAN BANCORP, INC.

By:	/s/ Mark A. Schroeder
Mark A. Schroeder
President and Chief Executive Officer

We, and each of us, do hereby constitute and appoint each and either of Mark A. Schroeder and Bradley M. Rust, our true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 10th day of February, 2009 by the following persons in the capacities indicated below.

Signature	Title

/s/ Mark A. Schroeder	President and Chief Executive Officer (principal
Mark A. Schroeder	executive officer), Director

/s/ Douglas A. Bawel	Director
Douglas A. Bawel

/s/ Christina M. Ernst	Director
Christina M. Ernst

/s/ Richard E. Forbes	Director
Richard E. Forbes

/s/ U. Butch Klem	Director
U. Butch Klem

/s/ J. David Lett	Director
J. David Lett

/s/ Gene C. Mehne	Director
Gene C. Mehne

/s/ Larry J. Seger	Director
Larry J. Seger

/s/ Michael J. Voyles	Director
Michael J. Voyles

/s/ Bradley M. Rust	Executive Vice President/Chief Financial Officer
Bradley M. Rust	(principal financial officer and principal accounting officer)

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

4.1	Rights Agreement dated April 27, 2000, is incorporated by reference from Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q filed March 31, 2005.

4.2
No long-term debt instrument issued by the Registrant exceeds 10% of consolidated total assets or is registered. In accordance with paragraph 4 (iii) of Item 601(b) of Regulation S-K, the Registrant will furnish the Securities and Exchange Commission copies of long-term debt instruments and related agreements upon request.

4.3
Terms of Common Shares and Preferred Shares of the Registrant found in Restatement of Articles of Incorporation of the Registrant are incorporated by reference from Exhibit 3 to the Registrant's Current  Report on 8-K  filed May 22, 2006.

4.4	Dividend Reinvestment and Direct Share Purchase Plan. Set forth in full in the Prospectus, to which reference is hereby made.

4.5	Dividend Reinvestment and Direct Share Purchase Plan Enrollment Form. Filed herewith.

4.6	Letter from President and Chief Executive Officer transmitting Prospectus. Filed herewith.

5	Opinion of Ice Miller LLP re legality of shares.

23.1	Consent of Ice Miller LLP is contained in Exhibit 5.

23.2	Consent of Crowe Horwath LLP.

24	Power of Attorney is included on the signature page of this registration statement.